Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos.

333-224558 and 333-224558-01

August 6, 2018

American Water Capital Corp.

American Water Works Company, Inc.

$625,000,000 3.750% Senior Notes due 2028

$700,000,000 4.200% Senior Notes due 2048

Term Sheet

Issuer:	American Water Capital Corp.

Support Provider:	American Water Works Company, Inc.

Security:	3.750% Senior Notes due 2028 (the “2028 Notes”) 4.200% Senior Notes due 2048 (the “2048 Notes”)

Size:	$625,000,000 for the 2028 Notes $700,000,000 for the 2048 Notes

Trade Date:	August 6, 2018

Settlement Date:	August 9, 2018 (T+3)*

Maturity Date:	September 1, 2028 for the 2028 Notes September 1, 2048 for the 2048 Notes

Benchmark Treasury:	UST 2.875% due May 15, 2028 for the 2028 Notes UST 3.000% due February 15, 2048 for the 2048 Notes

Benchmark Treasury Yield:	2.932% for the 2028 Notes 3.083% for the 2048 Notes

Spread to Benchmark Treasury:	+82 bps for the 2028 Notes +112 bps for the 2048 Notes

Yield to Maturity:	3.752% for the 2028 Notes 4.203% for the 2048 Notes

Coupon:	3.750% for the 2028 Notes 4.200% for the 2048 Notes

Price to Public:	99.981% for the 2028 Notes 99.946% for the 2048 Notes

Interest Payment Dates:	2028 Notes: March 1 and September 1 of each year, beginning on March 1, 2019 2048 Notes: March 1 and September 1 of each year, beginning on March 1, 2019

Redemption Provisions:

Make whole call:	Adjusted Treasury Rate +15 bps for the 2028 Notes Adjusted Treasury Rate +20 bps for the 2048 Notes

Par call:	On or after June 1, 2028, for the 2028 Notes On or after March 1, 2048, for the 2048 Notes

CUSIP:	2028 Notes: 03040W AS4 2048 Notes: 03040W AT2

ISIN:	2028 Notes: US03040WAS44 2048 Notes: US03040WAT27

Ratings (1):	A3 (negative) / A (stable outlook) (Moody’s/S&P)

Joint Book-Running Managers:	Mizuho Securities USA LLC MUFG Securities Americas Inc. RBC Capital Markets, LLC TD Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated PNC Capital Markets LLC

Co-Managers:

J.P. Morgan Securities LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

BB&T Capital Markets, a division of BB&T Securities, LLC

Regions Securities LLC

Blaylock Van, LLC

C.L. King & Associates, Inc.

Loop Capital Markets LLC

MFR Securities, Inc.

Mischler Financial Group, Inc.

Multi-Bank Securities, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Cisneros Shank & Co., L.L.C.

Telsey Advisory Group LLC

The Williams Capital Group, L.P.

(1) Neither of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The term “Adjusted Treasury Rate” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated August 6, 2018.

*The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the third business day following the date of the prospectus supplement, or “T+3”. Trades of securities in the secondary market generally are required to settle in two business days, referred to as T+2, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+2 basis, investors who wish to trade the notes before a final settlement may be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

The Issuer and the Support Provider have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Support Provider have filed with the SEC for more complete information about the Issuer, the Support Provider and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC toll free at 866-271-7403, MUFG Securities Americas Inc. toll free at 877-649-6848, RBC Capital Markets, LLC toll free at 866-375-6829, or TD Securities (USA) LLC toll free at 855-495-9846.